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                                                                    EXHIBIT 8.1
                     [BAKER & BOTTS, L.L.P. LETTERHEAD]


        June __, 1997






MESA Inc.
1400 Williams Square West
5205 North O' Connor Blvd.
Irving, Texas 75039

Gentlemen:

                We have acted as counsel to MESA Inc. ("Mesa") in connection with (a) the planned merger (the "Reincorporation Merger") of Mesa with and into Pioneer Natural Resources Company ("Pioneer") and (b) the planned merger (the "Parker & Parsley Merger") of Parker & Parsley Petroleum Company ("Parker & Parsley") with and into MOC Operating Co., a wholly owned subsidiary of Mesa ("MOC"), pursuant to an Agreement and Plan of Merger dated as of April 6, 1997 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meanings when used herein, unless otherwise defined herein.

                In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements and representations, and the performance or satisfaction as appropriate, of the covenants, contained in (i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Joint Proxy Statement/Prospectus (which was included in Registration No. 33-26951, as amended, filed jointly by Parker & Parsley and Mesa with the Securities and Exchange Commission (the "Registration Statement")), (iii) certain of the MXP SEC Documents and Spice SEC Documents (each as defined in the Merger Agreement), and (iv) the officers' certificates dated as of the date hereof which were provided to us by each of Mesa and Parker & Parsley. In addition, we assume that the Reincorporation Merger and the Parker & Parsley Merger (collectively the "Mergers") will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus. Any inaccuracy in any of the aforementioned statements and representations, or breach or failure of any of the aforementioned covenants, could adversely affect our opinion.

                On the basis of the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Parker & Parsley Merger and the Reincorporation Merger will each be treated as a reorganization within the meaning of section

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MESA Inc.                          Page 2                        June __, 1997

368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the following U.S. federal income tax consequences will occur:

            (a) No gain or loss will be recognized by Parker & Parsley as a result of the merger of Parker & Parsley with and into MOC.

            (b) No gain or loss will be recognized by holders of Parker & Parsley Common Stock solely by reason of their receipt, in the Parker & Parsley Merger, of Pioneer Common Stock in exchange therefor.

            (c) The tax basis of the shares of Pioneer Common Stock received by a Parker & Parsley stockholder in the Parker & Parsley Merger (including any fractional share not actually received) will be the same as the tax basis of the Parker & Parsley Common Stock surrendered in exchange therefor.

             (d) The holding period of the shares of Pioneer Common Stock received by a Parker & Parsley stockholder in the Parker & Parsley Merger will include the holding period of the shares of Parker & Parsley Common Stock surrendered in exchange therefor, provided that such shares of Parker & Parsley Common Stock are held as capital assets at the Effective Time.

             (e) A cash payment in lieu of a fractional share will be treated as if a fractional share of Pioneer Common Stock had been received in the Parker & Parsley Merger and then redeemed by Pioneer. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Parker & Parsley stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Parker & Parsley Common Stock is held as a capital asset at the Effective Time.

             (f) A cash payment received as a result of an exercise of dissenters' rights of appraisal will give rise to the recognition of taxable gain or loss, as the case may be, equal to the difference between the amount of cash received and the basis of the Parker & Parsley Common Stock for which the cash is deemed to be payment. Such gain or loss will be capital gain or loss if the Parker & Parsley Common Stock is held as a capital asset at the Effective Time.

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MESA Inc.                          Page 3                        June __, 1997


             (g) No gain or loss will be recognized by Mesa as a result of the merger of Mesa with and into Pioneer.

             (h) No gain or loss will be recognized by holders of Mesa Common Stock solely by reason of their receipt, in the Reincorporation Merger, of Pioneer Common Stock in exchange therefor.

             (i) The tax basis of the shares of Pioneer Common Stock received by a holder of Mesa Common Stock in the Reincorporation Merger (including any fractional share not actually received) will be the same as the tax basis of the Mesa Common Stock surrendered in exchange therefor.

             (j) The holding period of the shares of Pioneer Common Stock received by a holder of Mesa Common Stock in the Reincorporation Merger will include the holding period of the shares of Mesa Common Stock surrendered in exchange therefor, provided that such shares of Mesa Common Stock are held as capital assets at the Effective Time.

             (k) No gain or loss will be recognized by holders of Mesa Series A Preferred Stock solely by reason of their receipt, in the Reincorporation Merger, of Pioneer Common Stock or Pioneer Preferred Stock in exchange therefor, except to the extent that Pioneer Common Stock or Pioneer Preferred Stock is received in exchange for accrued and unpaid dividends (if any) on the Mesa Series A Preferred Stock.

             (l) The tax basis of the shares of Pioneer Common Stock or Pioneer Preferred Stock received by a holder of Mesa Series A Preferred Stock in the Reincorporation Merger (including any fractional share not actually received) will be the same as the tax basis of the Mesa Series A Preferred Stock surrendered in exchange therefor.

             (m) The holding period of the shares of Pioneer Common Stock or Pioneer Preferred Stock received by a holder of Mesa Series A Preferred Stock in the Reincorporation Merger will include the holding period of the shares of Mesa Series A Preferred Stock surrendered in exchange therefor, provided that such shares of Mesa Series A Preferred Stock are held as capital assets at the Effective Time.

             (n) No gain or loss will be recognized by holders of Mesa Series B Preferred Stock solely by reason of their receipt, in the Reincorporation Merger, of Pioneer Common Stock or Pioneer Preferred Stock in exchange therefor, except to the extent that Pioneer Common Stock or Pioneer Preferred Stock is received in exchange for accrued and unpaid dividends (if any) on the Mesa Series B Preferred Stock.
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MESA Inc.                          Page 4                        June __, 1997

             (o) The tax basis of the shares of Pioneer Common Stock or Pioneer Preferred Stock received by a holder of Mesa Series B Preferred Stock in the Reincorporation Merger (including any fractional share not actually received) will be the same as the tax basis of the Mesa Series B Preferred Stock surrendered in exchange therefor.

             (p) The holding period of the shares of Pioneer Common Stock or Pioneer Preferred Stock received by a holder of Mesa Series B Preferred Stock in the Reincorporation Merger will include the holding period of the shares of Mesa Series B Preferred Stock surrendered in exchange therefor, provided that such shares of Mesa Series B Preferred Stock are held as capital assets at the Effective Time.

             (q) A cash payment in lieu of a fractional share will be treated as if a fractional share of Pioneer Common Stock or Pioneer Preferred Stock, as the case may be, had been received in the Reincorporation Merger and then redeemed by Pioneer. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Mesa stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph
    (i), (l), or (o), as the case may be, above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the stock surrendered is held as a capital asset at the Effective Time.

             Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "IRS") or the courts, and neither will be precluded from adopting a contrary position.

             If the IRS successfully challenged the status of the Parker & Parsley Merger as a reorganization within the meaning of section 368(a) of the Code, a Parker & Parsley stockholder would recognize gain or loss in an amount equal to the difference between the stockholder's tax basis in his or her shares of Parker & Parsley Common Stock and the fair market value, as of the Effective Time, of Pioneer Common Stock received in exchange therefor. In such event, the stockholder's tax basis in Pioneer Common Stock so received would be equal to its fair market value as of the Effective Time, and the holding period for such stock would begin on the day after the Effective Time.

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MESA Inc.                          Page 5                        June __, 1997

             Similarly, if the IRS successfully challenged the status of the Reincorporation Merger as a reorganization within the meaning of section 368(a) of the Code, a Mesa stockholder would recognize gain or loss in an amount equal to the difference between the stockholder's tax basis in his or her shares of Mesa Common Stock, Mesa Series A Preferred Stock, or Mesa Series B Preferred Stock, as the case may be, and the fair market value, as of the Effective Time, of Pioneer Common Stock or Pioneer Preferred Stock received in exchange therefor. In such event, the stockholder's tax basis in Pioneer Common Stock or Pioneer Preferred Stock so received would be equal to its fair market value as of the Effective Time, and the holding period for such stock would begin on the day after the Effective Time.

             No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Mergers under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to Parker & Parsley stockholders or Mesa stockholders who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares in compensatory transactions in exchange for services rendered, and persons who have a contingent right to receive additional Parker & Parsley or Mesa stock as a result of contingency or earn-out provisions in prior acquisitions by Parker & Parsley or Mesa. Such persons are advised to consult their own tax advisors with specific reference to their particular circumstances.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is being delivered to you solely for that purpose, and may be relied upon by Mesa as provided in the Registration Statement. It may not be relied upon or used for any other purpose and may not otherwise be distributed or made available to anyone without our prior written consent.


                                                        Very truly yours,